Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06129 of SunLink Health Systems, Inc. on Form S-8, Registration Statement No. 333-99667 of SunLink Health Systems, Inc. on Form S-8, Registration Statement No. 333-99669 of SunLink Health Systems, Inc. on Form S-8, and Registration Statement No. 333-137474 of SunLink Health Systems, Inc. on

Form S-8, of our report dated July 9, 2008, appearing in this Amendment No. 1 to Current Report on Form 8-K/A of SunLink Health Systems, Inc., dated July 9, 2008 with respect to Carmichael’s Cashway Pharmacy, Inc. and subsidiaries for the period January 1, 2008 through April 22, 2008.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia

July 9, 2008